UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 29, 2003
Date of Report (date of earliest event reported)

INFORMATICA CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

(650) 385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 2.3

Item 2. Acquisition or Disposition of Assets

     Effective September 29, 2003, Informatica Corporation, a Delaware corporation (the “Registrant”), acquired Striva Corporation, a Delaware corporation (“Striva”), pursuant to an Agreement and Plan of Merger dated September 11, 2003, as amended on September 22, 2003 and September 29, 2003 (the “Agreement”), by and among the Registrant, Striva, Stopwatch Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), and the stockholder representative named therein. Pursuant to the Agreement, Merger Sub was merged with and into Striva (the “Merger”) and the Striva stockholders received in the aggregate approximately (i) $30,695,131 (from existing cash reserves) and (ii) 3,192,222 shares of Registrant’s common stock. As a result of the Merger, Striva became a wholly-owned subsidiary of the Registrant. Striva is a provider of mainframe data integration solutions. A copy of the Agreement and the amendments thereto are attached hereto as exhibits.

     Of the cash and shares issued as part of the Merger, approximately $5,116,877 and 532,144 shares were placed into an escrow account to provide indemnity for certain losses Registrant may incur in connection with the acquisition of Striva.

     The consideration paid by the Registrant was determined pursuant to arms’ length negotiations and took into account various factors concerning the valuation of the business of Striva, including valuations of comparable companies and the business and operating results of Striva.

     The shares of Registrant’s Common Stock issued in the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemptions provided by Section 4(2) under the Securities Act.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 11, 2003, by and among Informatica Corporation, a Delaware corporation, Stopwatch Acquisition Corporation, a Delaware corporation, Striva Corporation, a Delaware corporation, and Pete Sinclair as Stockholder Representative.

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated September 22, 2003.

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated September 29, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 7, 2003		INFORMATICA CORPORATION

	By:	/s/ Earl E. Fry

Earl E. Fry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 11, 2003, by and among Informatica Corporation, a Delaware corporation, Stopwatch Acquisition Corporation, a Delaware corporation, Striva Corporation, a Delaware corporation, and Pete Sinclair as Stockholder Representative.

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated September 22, 2003.

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated September 29, 2003.